Issuer Free Writing Prospectus dated May 10, 2022

Filed Pursuant to Rule 433 under the Securities Act of 1933

Registration Statement No. 333-264843

COINBASE GLOBAL, INC.

This free writing prospectus relates to the Registration Statement on Form S-3ASR (File No. 333-264843) (the “Registration Statement”) that Coinbase Global, Inc. (the “Company”) has filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended.

On May 10, 2022, the Company issued a blog post that supplements the information contained in the Registration Statement. A copy of the blog post is attached as Appendix A.

The Company has filed a registration statement (including a prospectus) with the SEC relating to the registration of certain of its securities to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and its securities. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the prospectus may be obtained from the investor relations page on the Company’s website at investor.coinbase.com under the “SEC Filings” section.

Appendix A

Coinbase files shelf registration statement with the SEC

Today we filed a shelf registration statement with the Securities and Exchange Commission (the “SEC”). This shelf registration statement is intended to be used for potential prospective offerings which may include the sale of new securities for general corporate purposes.

While we have no immediate plans to offer securities at this time, by filing the shelf registration statement now, we will be able to offer and sell securities in the future should we choose to do so. We have chosen to file it today with our Form 10-Q since it is our first quarterly SEC filing since satisfying the eligibility requirements to be classified as a well-known seasoned issuer.

We have taken a thoughtful approach to our capital structure over the years. Our goal has been, and remains, to raise capital at the lowest cost possible to our stockholders. We expect that this shelf registration statement will enable us to issue securities in a much shorter time frame, potentially in a matter of days, which may enable us to better time the market and take advantage of volatility or short windows of favorable market conditions should we choose to do so.

In closing, we believe this shelf registration statement is an important tool that enhances flexibility and better enables Coinbase to prospectively access the capital markets quickly and efficiently when needed or when market conditions are optimal.

Cautionary Statement Regarding Forward-Looking Statements

This blog post contains “forward-looking statements” including, among other things, statements relating to potential future securities offerings by Coinbase; the expected timing and reason for any such offering; and the anticipated benefits to Coinbase and its stockholders from the filing and future use of the shelf registration statement. Statements containing words such as “could,” “believe,” “expect,” “intend,” “will,” or similar expressions constitute forward-looking statements. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially, including, but not limited to, whether any securities are offered pursuant to the shelf registration statement; prevailing market conditions across the cryptoeconomy; and the impact of general economic, industry or political conditions in the United States or internationally. For information about other potential factors that could cause actual results or events to differ materially from those described herein, please review the “Risk Factors” included in Coinbase’s Registration Statement on Form S-3 filed with the SEC on May 10, 2022, as well as its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2022 and other SEC filings. Except as may be required by law, Coinbase undertakes no obligation, and does not intend, to update these forward-looking statements after the date of this communication.

This blog post is neither an offer to sell nor a solicitation of an offer to buy any Coinbase security that may be issued or sold pursuant to the shelf registration statement and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful.